Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

CenterPoint Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	16,138,691 (2)	$32.06 (3)	$517,406,433	$92.70 per $1,000,000	$47,963.58

Total Offering Amounts					$517,406,433		$47,963.58

Total Fee Offsets							—

Net Fee Due							$47,963.58

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.01 per share, of CenterPoint Energy, Inc. (“Common Stock”) that may become issuable as a result of stock splits, stock dividends, recapitalization or any other similar transactions pursuant to the CenterPoint Energy, Inc. 2022 Long Term Incentive Plan (the “2022 Long Term Incentive Plan”).

(2)

Represents shares of Common Stock authorized for issuance pursuant to the 2022 Long Term Incentive Plan (subject to adjustment by reason of certain events specified in the 2022 Long Term Incentive Plan), consisting of the sum of (a) 15,785,000 shares of Common Stock (the “2022 Plan Shares”) initially authorized for issuance pursuant to the 2022 Long Term Incentive Plan plus (b) 353,691 shares of Common Stock (the “Prior Plan Shares”) initially authorized for issuance pursuant to the CenterPoint Energy, Inc. 2009 Long Term Incentive Plan (the “Prior Plan”) that are available for grants of awards under the Prior Plan (but have not been so granted) as of the effective date of the 2022 Long Term Incentive Plan. To the extent provided in the 2022 Long Term Incentive Plan, Prior Plan Shares that are outstanding as of the effective date of the 2022 Long Term Incentive Plan may become available for issuance pursuant to the 2022 Long Term Incentive Plan if any such awards (i) are forfeited, terminated or expire unexercised, (ii) are settled in cash in lieu of shares of Common Stock or (iii) are otherwise not actually issued due to net settlement of an award or CenterPoint Energy, Inc.’s tax withholding obligations with respect to an award.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of Common Stock as reported by the New York Stock Exchange on April 22, 2022.